Exhibit 10.1

NUCOR CORPORATION

2005 Stock Option and Award Plan

Restricted Stock Unit Award Agreement

THIS RESTRICTED STOCK UNIT AWARD AGREEMENT (this “Award Agreement”) is made and entered into as of the 1st day of June, 20    , by and between Nucor Corporation, a Delaware corporation (the “Company”), and the individual (the “Grantee”) identified in the accompanying Notice of Grant of Restricted Stock Units (the “Notice”).

TERMS AND CONDITIONS

1. Grant of Units. The Company hereby grants to the Grantee, subject to the restrictions and the other terms and conditions set forth in the Nucor Corporation 2005 Stock Option and Award Plan (the “Plan”) and in this Award Agreement, the number of restricted stock units (the “Units”) set forth in the Notice, each of which shall represent the right to receive, when and as provided herein, one (1) share of the Stock. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Plan.

2. Vesting of Units. The Units shall be fully and immediately vested on the Grant Date.

3. Account; Dividend Equivalent Payments. The Units shall be credited to a bookkeeping account in the name of Grantee on the books and records of the Company (the “Restricted Stock Unit Account”). The Company shall pay to the Grantee in cash, within thirty (30) days after the payment date of any cash dividend with respect to shares of Stock, a dividend equivalent payment equal to the number of Units credited to the Grantee’s Restricted Stock Unit Account as of the record date for such dividend multiplied by the per share amount of the dividend.

4. Receipt of Shares. The Company shall issue the shares of Stock represented by the Units to the Grantee, or to the Grantee’s estate in the event of Grantee’s death, as soon as administratively practicable after the termination of the Grantee’s service on the Board of Directors.

5. Limitation of Rights. The Units do not confer upon the Grantee, or the Grantee’s estate in the event of Grantee’s death, any rights as a stockholder of the Company unless and until shares of Stock are in fact issued to such person in respect of the Units.

6. Restrictions on Transfer and Pledge. No right or interest of Grantee in the Units may be pledged, encumbered, or hypothecated to or in favor of any party other than the Company or an affiliate, or shall be subject to any lien, obligation, or liability of Grantee to any other party other than the Company or an affiliate. The Units are not assignable or transferable by Grantee other than by will or the laws of descent and distribution.

7. Plan Controls. The terms contained in the Plan (including without limitation provisions regarding changes in capital structure of the Company) are incorporated into and made a part of this Award Agreement and this Award Agreement shall be governed by and construed in accordance with the Plan. In the event of any actual or alleged conflict between the provisions of the Plan and the provisions of this Award Agreement, the provisions of the Plan shall be controlling and determinative.

8. Amendment. The Company may amend or terminate this Award Agreement without the consent of Grantee; provided, however, that such amendment or termination shall not, without Grantee’s consent, reduce or diminish the value of this award determined on the date of such amendment or termination.

9. Successors. This Award Agreement shall be binding upon any successor of the Company, in accordance with the terms of this Award Agreement and the Plan.

10. Severability. If any one or more of the provisions contained in this Award Agreement are invalid, illegal or unenforceable, the other provisions of this Award Agreement will be construed and enforced as if the invalid, illegal or unenforceable provision had never been included.

11. Notice. Notices and communications under this Award Agreement must be in writing and either personally delivered or sent by registered or certified United States mail, return receipt requested, postage prepaid. Notices to the Company must be addressed to:

    Nucor Corporation

    2100 Rexford Road

    Charlotte, North Carolina 28211

    Attn: Corporate Secretary

or any other address designated by the Company in a written notice to Grantee. Notices to the Grantee will be directed to the address of Grantee then currently on file with the Company, or at any other address given by Grantee in a written notice to the Company.

12. Incorporation of Notice. The Notice is incorporated by reference and made a part of this Award Agreement.

13. Governing Law. This Agreement shall be construed, interpreted and governed and the legal relationships of the parties determined in accordance with the internal laws of the State of North Carolina without reference to rules relating to conflicts of law.